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                                                                     EXHIBIT 4.3

                      SECOND AMENDMENT TO CREDIT AGREEMENT

    THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of May 19, 1995 (this "AMENDMENT"), amends the Credit Agreement, dated as of June 1, 1993 (as previously amended by the First Amendment dated May 16, 1994, the "CREDIT AGREEMENT"), among AAR Corp., (the "BORROWER"), the various financial institutions parties thereto (collectively, the "LENDERS") and Bank of America Illinois (formerly known as Continental Bank N.A.), as agent (the "AGENT") for the Lenders. Terms defined in the Credit Agreement are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.

    WHEREAS, the parties hereto have entered into the Credit Agreement, which provides for the Lenders to extend certain credit facilities to the Borrower from time to time; and

    WHEREAS, the parties hereto desire to amend the Credit Agreement in certain respects as hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

    SECTION 1  AMENDMENT.   Effective as  of May 19, 1995,  Section 6.10 of  the
Credit Agreement shall be amended to state as follows:

        "6.10. RESTRICTED PAYMENTS. The Borrower will not, nor will it permit any Subsidiary to, declare or make any Restricted Payments, which together with all Restricted Payments made on or after May 31, 1995 would exceed an amount equal to the sum of (i) $20,000,000 plus (ii) 50% of Consolidated Net Income for the period commencing June 1, 1994 and extending to and including the last day of the fiscal year of the Borrower immediately preceding the date on which such Restricted Payment was made, said period to be taken as one accounting period, except that:

           (a) The Borrower may declare and pay dividends payable solely in stock of the Borrower of the same class as that on which such dividend is paid.

           (b) The Borrower may purchase, redeem or otherwise acquire or retire any class of its stock out of the proceeds of, or in exchange for, a substantially concurrent issue and sale of the same class of such stock in addition to that now issued and outstanding.

           (c) Any Subsidiary may declare and pay dividends to the Borrower."

    SECTION 2 CONDITIONS PRECEDENT. This Amendment shall become effective when duly executed bythe Borrower, the Agent and the Required Lenders.

    SECTION 3 REPRESENTATIVES AND WARRANTIES. To induce the Lenders and the Agent to enter into this Amendment, the Borrower hereby reaffirms, as of the date hereof, its representations and warranties contained in Article V of the Credit Agreement.

    SECTION 4  MISCELLANEOUS.

    SECTION 4.1 CONTINUING EFFECTIVENESS, ETC. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect. After the effectiveness of this Amendment in accordance with its terms, all references to the Credit Agreement in any other document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended hereby.
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    SECTION  4.2  PAYMENT OF COSTS AND EXPENSES.   The Borrower agrees to pay on
demand all expenses of the Agent (including the fees and expenses of counsel to the Agent (including the allocated cost of internal counsel) in connection with the negotiation, preparation, execution and delivery of this Amendment.

    SECTION 4.3 EXECUTION IN COUNTERPARTS. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

    SECTION 4.4 GOVERNING LAW. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

    SECTION  4.5  SUCCESSORS AND ASSIGNS.   This Amendment shall be binding upon
and shall inure to the benefit of the parties hereto and their respective successors and assigns.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                          AAR Corp.

                                          By      /s/ Timothy J. Romenesko
                                          --------------------------------------

                                          Title: Vice President
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                                          BANK OF AMERICA ILLINOIS,
                                           individually and as Agent

                                          By        /s/ Arthur N. Traver
                                          --------------------------------------

                                          Title: Vice President
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